Exhibit 4.2
THIS WARRANT AND THE SHARES PURCHASABLE HEREUNDER HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR QUALIFICATION OR AN EXEMPTION THEREFROM UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS.
THIS WARRANT AND THE SHARES PURCHASABLE HEREUNDER ARE SUBJECT TO RESTRICTIONS ON TRANSFER CONTAINED IN THAT CERTAIN NOTE AND WARRANT PURCHASE AGREEMENT, DATED AS OF MARCH 12, 2009, WHICH RESTRICTIONS ON TRANSFER ARE INCORPORATED HEREIN BY REFERENCE.
Dated: March 12, 2009
WARRANT TO PURCHASE
COMMON STOCK OF
VIA PHARMACEUTICALS, INC.
     This certifies that Bay City Capital Fund IV Co-Investment Fund, L.P. or its assigns (collectively, the “Holder”), for value received, is entitled to purchase, at a price of $0.12 per share (the “Exercise Price”), from VIA Pharmaceuticals, Inc., a Delaware corporation (the “Company”), up to 1,758,333 of fully paid and nonassessable shares of the Company’s Common Stock (the “Warrant Shares”), par value $0.001 per share (the “Common Stock”).
     Reference is hereby made to that certain Note and Warrant Purchase Agreement (the “Agreement”) dated as of March 12, 2009, by and between the Company and the investors set forth on Schedule A thereto, pursuant to which the Company issued to Holder this Warrant and a certain Promissory Note in the form attached as Exhibit A to the Agreement (the “Note”).
     The Warrant is vested and exercisable with respect to 175,833 Warrant Shares as of the date hereof, and shall vest and become exercisable with respect to 175,833 Warrant Shares on April 26, 2009 if the Company has not completed a Financing (as defined in the Note) prior to such date.
     At each Drawdown (as defined in the Note), the Warrant shall vest and become exercisable (on a cumulative basis) with respect to an additional number of Warrant Shares equal to the quotient of (x) the principal amount of such Drawdown, divided by (y) the Exercise Price (with such quotient being rounded down to the nearest whole number), in accordance with the following schedule:
(i)	as to one half of such additional Warrant Shares, on the date on which the Holder advances to the Company such Drawdown, and

(ii)	as to the remaining one half of such additional Warrant Shares, 45 days after the date on which the Holder advances to the Company such Drawdown if the Company has not completed a Financing (as defined in the Note) prior to such 45th day.
     The Warrant Shares subject to this Warrant are set forth on Schedule I hereto, as shall be appropriately and promptly updated by the Company upon the occurrence of each Drawdown.
     To the extent this Warrant is vested and exercisable with respect to any Warrant Shares pursuant to the preceding paragraph, this Warrant shall be exercisable with respect to such Warrant Shares at any time from time to time up to and including 5:00 p.m. (Pacific Time) on the five year anniversary of the date hereof (such earlier time being referred to herein as the “Expiration Date”), upon surrender to the Company at its principal office (or at such other location as the Company may advise the Holder in writing) of this Warrant properly endorsed with (i) the Form of Subscription attached hereto duly completed and executed and (ii) payment pursuant to Section 2 of the aggregate Exercise Price for the number of shares for which this Warrant is being exercised determined in accordance with the provisions hereof. The Exercise Price and the number of shares purchasable hereunder are subject to adjustment as provided in Section 4 of this Warrant.
     1. Exercise; Issuance of Certificates; Acknowledgement. To the extent that this Warrant is vested and exercisable with respect to any Warrant Shares, this Warrant shall be exercisable at the option of the holder of record hereof, at any time or from time to time up to the Expiration Date for all or any part of such Warrant Shares (but not for a fraction of a share) for which this Warrant is vested and exercisable at such time. The Company agrees that the shares of Common Stock purchased under this Warrant shall be and are deemed to be issued to the Holder hereof as the record owner of such shares as of the close of business on the date on which this Warrant shall have been surrendered, properly endorsed, the completed, executed Form of Subscription delivered and payment made for such shares. Certificates for the shares of the Common Stock so purchased, together with any other securities or property to which the Holder hereof is entitled upon such exercise, shall be delivered to the Holder hereof by the Company at the Company’s expense within three business days after the rights represented by this Warrant have been so exercised, and may bear a restrictive legend in substantially the form set forth in Section 3.6 of the Agreement. Each certificate so delivered shall be in such denominations of the Warrant Shares as may be requested by the Holder hereof and shall be registered in the name of such Holder. In case of a purchase of less than all the Warrant Shares, the Company shall execute and deliver to Holder within seven business days an Acknowledgement in the form attached hereto indicating the number of Warrant Shares which remain subject to this Warrant, if any, and the number of Warrant Shares for which this Warrant is vested and exercisable at such time, if any. Notwithstanding anything to the contrary contained herein, unless the Holder otherwise notifies the Company or the Exercise Price exceeds the fair market value of a Warrant Share (as determined in Section 2 below), this Warrant shall be deemed to be automatically exercised using the Net Issuance Method pursuant to Section 2 hereof immediately prior to the time on the Expiration Date at which this Warrant ceases to be exercisable. In addition, the Holder may specify in its Form of Subscription delivered to the Company (along with payment for the shares by cash or wire transfer) that the Holder’s exercise of any portion of this Warrant is contingent upon the closing of a then-pending Fundamental Transaction (as defined below).

Upon any exercise of this Warrant, the Holder shall, if requested by the Company, confirm in writing, in a form satisfactory to the Company, that the Warrant Shares so purchased are being acquired solely for the Holder’s own account and not as a nominee for any other party, for investment and not with a view toward distribution or resale and that such Holder is an “accredited investor” as such term is defined in Rule 501(a)(1) of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended. If the Holder cannot make such representations because they would be factually incorrect, it shall be a condition to such Holder’s exercise of this Warrant that the Company receive such other representations as the Company considers reasonably necessary to assure the Company that the issuance of its securities upon exercise of this Warrant shall not violate any United States or state securities laws.
     2. Payment for Shares. The aggregate purchase price for Warrant Shares being purchased hereunder may be paid either (i) by cash or wire transfer of immediately available funds, (ii) if the fair market value of one (1) share of the Warrant Shares on the date of exercise is greater than the Exercise Price, by surrender of a number of Warrant Shares which have a fair market value equal to the aggregate purchase price of the Warrant Shares being purchased (“Net Issuance”) as determined herein, or (iii) any combination of the foregoing. If the Holder elects the Net Issuance method of payment, the Company shall issue to Holder upon exercise a number of shares of Warrant Shares determined in accordance with the following formula:

X=	Y(A-B)
A
where:	X =	the number of Warrant Shares to be issued to the Holder;

	Y =	the number of Warrant Shares with respect to which the Holder is exercising its purchase rights under this Warrant;

	A =	the fair market value of one (1) share of the Warrant Shares on the date of exercise; and

	B =	the Exercise Price.
     No fractional shares arising out of the above formula for determining the number of shares to be issued to the Holder shall be issued, and the Company shall in lieu thereof make payment to the Holder of cash in the amount of such fraction multiplied by the fair market value of one (1) share of the Warrant Shares on the date of exercise. For purposes of the above calculation, the fair market value of one (1) share of the Warrant Shares shall mean (a) if the Common Stock is then traded on a securities exchange, the average of the closing prices of such Common Stock on such exchange over the ten (10) calendar day period ending three (3) days prior to the date of exercise, (b) if the Common Stock is then regularly traded over-the-counter, the average of the closing sale prices or secondarily the closing bid of such Common Stock over the ten (10) calendar day period ending three (3) days prior to the date of exercise, or (c) if there is no active public market for the Common Stock, the fair market value of one share of the Warrant Shares as determined in good faith by the Board of Directors of the Company.

     3. Reservation of Shares; Shares to be Fully Paid. The Company covenants and agrees that all shares of Common Stock which may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable and free from all preemptive rights of any stockholder and free of all taxes, liens and charges with respect to the issue thereof. The Company represents and warrants that it has reserved a sufficient number of authorized but unissued shares of Common Stock to provide for the exercise of the rights represented by this Warrant (assuming full vesting thereof).
     4. Adjustment of Exercise Price and Number of Shares. The Exercise Price and the number of shares purchasable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the occurrence of certain events described in this Section 4. Upon each adjustment of the Exercise Price, the Holder of this Warrant shall thereafter be entitled to purchase, at the Exercise Price resulting from such adjustment, the number of shares obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of shares purchasable pursuant hereto immediately prior to such adjustment, and dividing the product thereof by the Exercise Price resulting from such adjustment.
          4.1 Subdivisions, Combinations and Dividends. In case the Company shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares or pay a dividend in Common Stock in respect of outstanding shares of Common Stock, the Exercise Price in effect immediately prior to such subdivision or at the record date of such dividend shall be proportionately reduced, and conversely, in case the outstanding shares of the Common Stock of the Company shall be combined into a smaller number of shares, including by means of a reverse stock split, the Exercise Price in effect immediately prior to such combination shall be proportionately increased.
          4.2 Reclassification. If any reclassification of the capital stock of the Company shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities, or other assets or property, then, as a condition of such reclassification, lawful and adequate provisions shall be made whereby the Holder hereof shall thereafter have the right to purchase and receive (in lieu of the shares of the Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby) such shares of stock, securities or other assets or property as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby. In any reclassification described above, appropriate provision shall be made with respect to the rights and interests of the Holder of this Warrant to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Exercise Price and of the number of shares purchasable and receivable upon the exercise of this Warrant) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise hereof.
          4.3 Notice of Adjustment. Upon any adjustment of the Exercise Price or any increase or decrease in the number of shares purchasable upon the exercise of this Warrant, the Company shall give written notice thereof, by first class mail postage prepaid, addressed to the registered Holder of this Warrant at the address of such Holder as shown on the books of the Company. The notice shall be signed by the Company’s chief financial officer and shall state the

Exercise Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of this Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.
     5. No Voting or Dividend Rights. Nothing contained in this Warrant shall be construed as conferring upon the Holder hereof the right to vote or to consent to receive notice as a stockholder of the Company or any other matters or any rights whatsoever as a stockholder of the Company. No dividends or interest shall be payable or accrued in respect of this Warrant or the interest represented hereby or the shares purchasable hereunder until, and only to the extent that, this Warrant shall have been exercised.
     6. Fundamental Transaction. If, at any time while this Warrant is outstanding, (A) the Company effects any merger or consolidation of the Company with or into another entity or person, (B) the Company effects any sale of all or substantially all of its assets (including but not limited to an exclusive license of all or substantially all of the intellectual property of the Company) in one or a series of related transactions, (C) any tender offer or exchange offer (whether by the Company or another entity) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitations on exercise contained herein), upon exercise of this Warrant, the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and/or any other consideration (the “New Consideration”), in each case that the Holder would have received upon or as a result of such Fundamental Transaction if the Holder had exercised this Warrant immediately prior to such event (without regard to any limitations on exercise contained herein). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to reflect the amount of New Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the New Consideration in a reasonable manner reflecting the relative value of any different components of the New Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the New Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Holder a new warrant consistent with the foregoing provisions and evidencing the Holder’s right to exercise such warrant into the New Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 6 and insuring that this Warrant (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

     7. Warrants Transferable. Subject to compliance with applicable federal and state securities laws and the transfer restrictions set forth in Sections 3.4, 3.5 and 3.6 of the Agreement under which this Warrant was issued, this Warrant and all rights hereunder may be transferred, in whole or in part, without charge to the holder hereof (except for transfer taxes), upon surrender of this Warrant properly endorsed and in compliance with the provisions of the Agreement. Each taker and holder of this Warrant, by taking or holding the same, consents and agrees that this Warrant, when endorsed in blank, shall be deemed negotiable, and that the holder hereof, when this Warrant shall have been so endorsed, may be treated by the Company, at the Company’s option, and all other persons dealing with this Warrant as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented by this Warrant, or to the transfer hereof on the books of the Company and notice to the contrary notwithstanding; but until such transfer on such books, the Company may treat the registered owner hereof as the owner for all purposes.
     8. Lost Warrants. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such Warrant, the Company, at its expense, will make and deliver a new Warrant, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant.
     9. Modification and Waiver. Any term of this Warrant may be amended and the observance of any term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holder.
     10. Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Warrant shall be made in accordance with Section 5.6 of the Agreement.
     11. Governing Law; Jury Trial Waiver. This Warrant is to be construed in accordance with and governed by the laws of the State of Delaware. THE HOLDER AND THE COMPANY HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS WARRANT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE HOLDER’S ACQUISITION OF THIS WARRANT.

     IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its officers, thereunto duly authorized as of the date first above written.

VIA PHARMACEUTICALS, INC.
By:	/s/ Lawrence K. Cohen
	Name:	Lawrence K. Cohen
	Title:	President and Chief Executive Officer

[Signature page to Warrant for BCC Co-Investment Fund]

SCHEDULE I
Warrant Shares subject to Warrant issued to Bay City Capital Fund IV Co-Investment Fund, L.P.
March 12, 2009 Drawdown
Warrant Shares Immediately Exercisable: 175,833
Warrant Shares Exercisable After April 26, 2009 (if no Financing is completed prior to such date): 175,833

FORM OF SUBSCRIPTION
(To be signed only upon exercise of Warrant)
To: VIA Pharmaceuticals, Inc.
     The undersigned, the holder of a right to purchase shares of Common Stock of VIA Pharmaceuticals, Inc., a Delaware corporation (the “Company”), pursuant to that certain Warrant to Purchase Common Stock of VIA Pharmaceuticals, Inc. (the “Warrant”), dated as of March 12, 2009, hereby irrevocably elects to exercise the purchase right represented by such Warrant for, and to purchase thereunder,                                          (                    ) shares of Common Stock of the Company and herewith makes payment of                                          Dollars ($                    ) therefor by the following method:
(Check one of the following):

☐ (check if applicable)	The undersigned hereby elects to make payment of Dollars ($ ) therefor in cash.

☐ (check if applicable)	The undersigned hereby elects to make payment for the aggregate exercise price of this exercise using the Net Issuance method pursuant to Section 2 of the Warrant.
     The undersigned represents that it is acquiring such securities for its own account for investment and not with a view to or for sale in connection with any distribution thereof and in order to induce the issuance of such securities makes to the Company, as of the date hereof, the representations and warranties set forth in Section 3 of the Note and Warrant Purchase Agreement, dated as of March 12, 2009, by and among the Company and the investors set forth on Schedule A thereto.
DATED: ________________

[ ]
By:
Name:
Its:

ACKNOWLEDGMENT
To: Bay City Capital Fund IV Co-Investment Fund, L.P.
     The undersigned hereby acknowledges that as of the date hereof,                                          (                    ) shares of Common Stock remain subject to the right of purchase in favor of Bay City Capital Fund IV Co-Investment Fund, L.P. pursuant to that certain Warrant to Purchase Common Stock of VIA Pharmaceuticals, Inc., dated as of March ___, 2009.
DATED: ________________

VIA PHARMACEUTICALS, INC.
By:
Name:
Title: